UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2023

Solid Biosciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38360	90-0943402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Rutherford Avenue, Third Floor
Charlestown, Massachusetts 02129
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 337-4680

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	SLDB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2023, Solid Biosciences Inc. (the “Company”) and Carl Morris entered into an executive transition and separation agreement (the “Separation Agreement”) providing for Dr. Morris’ resignation as Chief Scientific Officer, Neuromuscular of the Company. The effective date of Dr. Morris’ resignation is July 14, 2023 (the “Separation Date”). On the Separation Date, the Company and Dr. Morris intend to enter into a consulting agreement (the “Consulting Agreement”), pursuant to which Dr. Morris will assist with the transition of his duties and provide other consulting and advisory services, as requested from time to time by the Company. Following the Separation Date, Jennifer Marlowe, Chief Scientific Officer, Friedreich’s Ataxia and Cardiac Pipeline of the Company, will assume Dr. Morris’ responsibilities and serve as Chief Scientific Officer of the Company. The Company extends its sincere thanks to Dr. Morris for his years of service, his commitment to patients and his significant contributions to the Duchenne and neuromuscular field.

Pursuant to the Separation Agreement, Dr. Morris is entitled to receive all unpaid base salary earned through the Separation Date, any amounts for accrued unused paid time off to which he is entitled through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through such date. In addition, contingent on his providing a release of claims, Dr. Morris will be entitled to (1) severance equal to a year’s base salary, paid ratably over 12 months, (2) provided he is eligible for and timely elects to continue receiving group health insurance under COBRA, payment by the Company of the portion of health coverage premiums the Company pays for similarly-situated, active employees who receive the same type of coverage, for a period of up to 12 months following the Separation Date, and (3) $172,200, less applicable taxes and withholdings, which is a lump sum payment equal to 100% of his target bonus for 2023. The Separation Agreement also provides for, among other things, compliance with applicable restrictive covenants, non-disclosure and non-disparagement obligations applicable to Dr. Morris and non-disparagement obligations applicable to the Company.

In consideration for services under the Consulting Agreement, the Company has agreed to pay Dr. Morris consulting fees at a specified hourly rate for what is expected to be occasional services. The term of the Consulting Agreement will continue until March 31, 2024 (the “Consultation Period”). For so long as Dr. Morris is providing services to the Company during the Consultation Period, Dr. Morris’ equity awards that vest solely based on the passage of time will continue to vest and remain exercisable in accordance with the applicable equity plans and award agreements. Either party will be able to terminate the Consulting Agreement at any time, for any or no reason, upon at least 10 days prior notice, and the Company may terminate for cause (as defined therein) immediately upon notice.

The foregoing descriptions of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement and the Consulting Agreement, respectively, copies of which will be included as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLID BIOSCIENCES INC.

Date: May 22, 2023	By:	/s/ Alexander Cumbo
	Name:	Alexander Cumbo
	Title:	Chief Executive Officer